Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, November 17, 2014 7:00 A.M. CDT

A. H. Belo Announces Resignation of Alison K. Engel as Chief Financial Officer

DALLAS, TX – A. H. Belo Corporation (NYSE: AHC) (A. H. Belo or the Company) announced that Alison K. Engel (Ali), senior vice president, Chief Financial Officer and Treasurer, will depart at the end of 2014 to pursue another senior level financial role in the media industry. Ms. Engel has served A. H. Belo since the spin-off in 2008 and her responsibilities include accounting, financial planning and analysis, tax, treasury, risk management, and internal audit. The Company will begin an immediate search to fill this position.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as businesses with expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to new audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com, email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.